EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------

      THIS AGREEMENT (the "Agreement") is entered into by and between AMERICAN PALLET LEASING, INC., a Delaware corporation ("Company") and BYRON HUDSON ("Employee").

                                R E C I T A L S:

      WHEREAS, Company is engaged in the APL is a vertically integrated manufacturer and logistical supplier of pallets. APL is engaged in an acquisition roll up of strategically located wood pallet manufacturers and saw (lumber) mills; and

      WHEREAS, Employee is experienced as a controller and chief financial officer of public companies;

      WHEREAS, the Company and Employee desire Employee to perform his duties pursuant to the terms hereof;

      NOW THEREFORE, for and in consideration of the mutual advantages and benefits accruing respectively to the parties hereto, the mutual promises hereinafter made and the acts to be performed by the respective parties hereto, the Company and the Employee do hereby contract and agree as follows:

      1. EMPLOYMENT. The Company hereby employs Employee as Chief Financial Officer, and Employee hereby accepts such employment and agrees to perform the duties and render services as herein set forth.

      2. TERM. Except in the case of earlier termination, Employee's employment with the Company pursuant to this Agreement shall be for a period of five (5) years beginning as of September 22, 2004 and ending September 21, 2009 ("Termination Date"), unless renewed or extended by mutual agreement of the parties as herein provided.


EMPLOYMENT AGREEMENT * BYRON HUDSON                                            1

      3.    COMPENSATION.

            [a] BASE COMPENSATION. As base compensation for the services of Employee during the term hereof, the Company shall pay the Employee an annual salary in accordance with the schedule below. However, the Company reserves the right to pay Employee an annual salary that is greater than shown herein, subject solely to the discretion and determination of the Compensation Committee of the Company's Board of Directors. In no event shall be less than $150,000 per year commencing September 22, 2004, and shall be increased on the dates of this Agreement as shown below, which in no event shall be less than the following:

October 1, 2005     $240,000
October 1, 2006     $360,000
October 1, 2007     $600,000
October 1, 2008     $600,000 or more at the discretion of the Board of Directors
October 1, 2009     $600,000 or more at the discretion of the Board of Directors

      Employee's salary hereunder shall be paid in bi-weekly installments (subject to reduction for such payroll and withholding deductions as may be required by law).

      Employee shall also be compensated with: (i) health and disability insurance coverage at the Company's expense with coverage to be in amounts determined from time to time by the Compensation Committee of the Company's Board of Directors; (ii) health insurance coverage at the Company's expense for Employee's spouse and dependents; (iii) the right to all fringe benefits generally made available to other Employees of the Company, and (iv) the right to participate in retirement plans implemented by the Company.

      In addition to the foregoing, Employee shall be entitled to a minimum annual vacation leave of four (4) weeks per year with full pay which shall not be accumulated and carried forward from year to year if not used.


EMPLOYMENT AGREEMENT * BYRON HUDSON                                            2

            [b] PERFORMANCE BONUS COMPENSATION (CASH). Employee shall be entitled to (a) receive cash quarterly bonuses(1) for each immediately preceding three month period in an amount to be determined in the sole discretion of the Compensation Committee of the Board of Directors (the "Committee"). The Committee will utilize the following criteria in their assessment of Employee's performance and determination of that quarter's cash bonus: [1] that the Company's 10Q's and 10K are filed on a timely basis; [2] that the Company's certified financial statements are issued on a timely basis; [3] that acquisitions are completed on a timely basis; [4] that the financial reporting and accounting functions are directed and executed well and; [5] whatever additional performance criteria the Committee determines in its sole discretion is appropriate. The quarterly bonuses, if due, shall be paid no more than 60 days following the end of the preceding quarter. Beginning the 3rd quarter of fiscal year 2005 (July 1, 2005 thru September 30, 2005) Employee's quarterly bonus will not be less than 50% of that quarter's salary as defined in Section 3.[a].

            [c] PERFORMANCE BONUS COMPENSATION (SHARES). Subject to the Committee's sole discretion, Employee shall be issued annually warrants to purchase the Company's common shares equal to 0.25% of the total fully diluted common shares issued and outstanding at the end of that respective fiscal year. The warrants will have a term of five years and an exercise price equal to the closing bid price of the shares on the last trading day for that respective fiscal year end (e.g. December 31). These warrants will be cashless exchange warrants. Employee will be entitled to this warrant award for every year of this Employment Agreement. The shares will be issued by January 31 of the following year. The shares will vest at the rate of 50% immediately

--------

(1) The purpose of the performance plan is to promote the success of the Company by providing performance incentives in a manner that preserves, for tax purposes, the Company's ability to deduct that compensation. The plan is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and related IRS regulations. Section 162(m) requires that the certain material terms of the plan, including the eligibility, business criteria and maximum amounts payable, be approved by the Company's shareholders. The plan permits awards to be paid in cash, shares, restricted stock and/or restricted stock units.


EMPLOYMENT AGREEMENT * BYRON HUDSON                                            3
upon issuance and 50% one year subsequent to issuance. Should the Company fail to achieve the performance targets, no restricted shares will be issued under this Performance Bonus Compensation section. The performance targets which are based upon Net Income Before Taxes as defined by Generally Accepted Accounting Principles for the following fiscal years are as follows:

         2005 - $5 million
         2006 - $25 million
         2007 - $50 million
         2008 - $100 million
         2009 - $200 million

The Compensation Committee has the authority to adjust the performance targets on an annual basis in order to qualify for IRC Section 162(m) and may provide at the time the performance targets are established that one or more of these adjustments will not be made as to a specific award or awards. In addition, the Compensation Committee may determine at the time the goals are established that other adjustments will be made under the selected business criteria and applicable performance targets to take into account, in whole or in part, in any manner specified by the Compensation Committee, any one or more of the following: (a) gain or loss from all or certain claims and/or litigation and insurance recoveries, (b) the impact of impairment of tangible or intangible assets, (c) restructuring activities reported in the Company's public filings, and (d) the impact of investments or acquisitions. Each of the adjustments described in this paragraph may relate to the Company as a whole or any part of the Company's business or operations, as determined by the Compensation Committee at the time the performance targets are established. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Compensation Committee. Finally, adjustments will be made as necessary to any business criteria related to the Company's stock to reflect changes in corporate capitalization, such as stock splits and certain reorganizations.


EMPLOYMENT AGREEMENT * BYRON HUDSON                                            4

      [d] COMMENCEMENT BONUS - RESTRICTED SHARE AWARD. Immediately upon the effective date of this Employment Agreement, Employee shall be issued 90,909 restricted common shares of the Company (the "Restricted Share Award"). The Restricted Shares shall vest 100% upon issuance. The shares of Common Stock issued as a Commencement Bonus, therefore, constitute payment for Employee's agreement to be employed by the Company and is a nonrefundable, non-apportionable, and non-ratable award; such shares of common stock are not a prepayment for future services. If the Company decides to terminate this Agreement after entered into for any reason whatsoever, it is agreed and understood that Employee will not be requested or demanded by the Company to return any of the shares of Restricted Share Award paid as a Commencement Bonus hereunder. Further, if and in the event the Company is acquired in whole or in part, during the term of this Agreement, it is agreed and understood Employee will not be requested or demanded by the Company to return any of the shares of Common Stock paid to it hereunder. Since these shares are restricted and unregistered, for determination of the compensation value of the bonus to the employee, the Company shall use the opening day asking price for such shares discounted by 35% for lack of marketability.

      4. DUTIES AND SERVICES. During the term of this Agreement, Employee agrees to (a) do his utmost to enhance and develop the best interests and welfare of the Company, (b) give his best efforts and employ his top skills toward advancing and promoting the growth and success of the Company, and (c) perform such duties or render such services as the Board of Directors of the Company may, from time to time, reasonably confer or impose upon Employee.

      Employee shall devote his entire productive time, ability, attention, and energies to the business of the Company during the term of this Agreement and shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether or not for compensation, without the prior written consent of the Board of Directors of the Company.


EMPLOYMENT AGREEMENT * BYRON HUDSON                                            5

      5. TERMINATION. In the event of termination of Employee's employment by the Company in a manner that is a breach of the agreement or termination by him for "good reason" as described below, Employee is entitled to receive post-termination annual bonuses for the full remaining term of the employment agreement and the 24-month period thereafter. Each such post-termination bonus would be in the amount of the highest bonus in and of the years prior to termination. In the event of termination of employment as a result of death or disability or upon normal termination of the agreement in December 2008, Employee will receive such bonuses for the fiscal year in which the termination occurs and for the 24 months following such fiscal year.

            [a] The Company may terminate Employee's employment pursuant to this Agreement at any time for "cause" as herein defined. The term "cause" shall mean any of the following events: (i) engaging in activities in direct or indirect competition with the Company, including but not limited to any violation of the Non-Competition and Non-Solicitation Agreement contained in Paragraph 10 of this Agreement, (ii) committing acts of gross negligence, willful misconduct, malfeasance or resignation without approval of the Company
(iii) demonstration of any acts of dishonesty or theft on the part of Employee which, in the opinion of the Board of Directors of the Company, is detrimental to the best interests of the Company, and (iv) intentional and material violation by Employee of any written policy adopted by the Board of Directors of the Company which is not corrected within ten (10) days after receipt by Employee of a detailed written explanation from the Board of Directors of the Company, or (vi) death or incapacity of Employee.

            [b] "Incapacity," as that term is used in paragraph 5(a)(vi) above, shall be defined as an incapacity, whether by an accident, sickness or otherwise, which renders Employee mentally or physically incapable of performing the services required pursuant to this Agreement, and such incapacity, in the opinion of a mutually agreeable physician, is expected to continue for a period of twelve (12) months.


EMPLOYMENT AGREEMENT * BYRON HUDSON                                            6

            [c] The Company may terminate Employee at any time during the term of this Agreement if a majority of all of the members of the Board of Directors of the Company determines that such action is in the best interests of the Company.

      6.    SEVERANCE AND OTHER PAYMENTS.

            a. If Employee's employment pursuant to this Agreement is terminated for "cause" (as herein defined), the Company shall not be obligated to pay or provide any severance compensation or benefits to Employee, except as stated in 6(b) below.

            b. If Employee becomes incapacitated (as herein defined) during the term of this Agreement because of sickness, injury or physical or mental disability, the Company agrees that, from the date of the determination of incapacity and continuing for a period of twenty four (24) months the Company shall pay to Employee for the first twelve (12) months of incapacitation one hundred percent (100%) of Employee's salary otherwise payable as of the date of the determination of disability. During the second twelve (12) months of incapacitation, the Company shall pay to Employee eighty percent (80%) of Employee's salary otherwise payable as of the date of the determination of disability. Company may obtain disability insurance coverage to discharge all or part of its responsibility to Employee under this paragraph and if such coverage provides for monthly payments equal to or greater than those provided herein, Employee shall be entitled to such amount.

            c. If Employee's employment with the Company is terminated under Paragraph 5(c) of this Agreement or the Company elects not to continue the Agreement under Paragraph 2 above, the Company agrees to pay to Employee an amount equal to one and one-half of Employee's then current annual base salary (or, if this Agreement has expired, an amount equal to one and one-half of employee's annual base salary on the last effective day of this Agreement's term) plus one and one half of Employee's immediately preceding year's bonus as of the date of Employee's termination ("Severance Payment"). Such Severance Payment shall only


EMPLOYMENT AGREEMENT * BYRON HUDSON                                            7
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be owed to  Employee  and  paid by the  Company  following  the  execution  of a mutually agreeable severance agreement by Employee and the Company. At its sole option, the Company may elect to make any such Severance Payment to Employee in six equal monthly installments. In addition to the foregoing Severance Payment, Employee may continue to participate in the Company's group health plan, if any, then in effect, at no cost to the Company, for the term of this Agreement or such lesser period as may be limited by applicable law or regulation.

      7. QUALIFICATION FOR SURETY BOND. If requested, Employee agrees to furnish all information and take any other steps necessary to enable Company to obtain a fidelity bond conditioned on the rendering of a true account by Employee of all money, goods, or other property that may come into the custody, charge, or possession of Employee, during the term of employment. All premiums on the surety bond are to be paid by Company.

      8. TRAVEL AND ENTERTAINMENT. Employee is authorized to incur reasonable business expenses on behalf of the Company as determined by the Company's budget pre-approved by the Board of Directors of the Company, including, but not by way of limitation, expenditures for entertainment, gifts and travel

      9. AUTOMOBILE ALLOWANCE. The Company will provide Employee with an automobile allowance of $1,000 per month throughout the term of this Agreement. The automobile allowance may be used, at the Employee's discretion, for automobile insurance, gasoline, automobile maintenance, and/or for the monthly purchase or lease payment on the Employee's vehicle.

      10. NON-COMPETITION AND NON-SOLICITATION AGREEMENT. Without the prior written consent of the Company, Employee shall not, during the term of this Agreement, or for a two (2) year period of time following the date of termination of this Agreement or the termination of Employee's employment with the Company:


EMPLOYMENT AGREEMENT * BYRON HUDSON                                            8

            [a] Enter into or engage in a Competing Business, within five hundred (500) miles of the location of any office which is occupied by the Company, its subsidiaries, affiliates or partners of Company at the time this Agreement and/or Employee's employment are terminated, and in which, from which, or in relation to which Employee performed services on behalf of the Company, and/or any geographic territory in which Employee worked or had responsibility for during his employment with the Company, either as an individual, partner, joint venturer, employee, agent, consultant, officer, director, shareholder or otherwise. For purposes of this Agreement, a "Competing Business" consists of any business providing the same or substantially similar products and services as those provided by the Company during the term of this Agreement, including but not limited to the creation and operation of mortgage brokerage/banking centers in an in-house setting within any real estate-related business.

            [b] Solicit business from, attempt to do business with, or do business with any customer of the Company which either: (1) Employee called on, serviced, did business with or had contact with during his/her employment at the Company; or (2) Employee became acquainted with or received Confidential Information regarding as a result of his/her employment at the Company. This restriction applies only to businesses that are within the scope of services or products provided by the Company.

            [c]   Induce,  solicit or attempt to solicit or induce any  employee of the Company (or any affiliate of the Company) to leave their employment with the Company and/or accept employment elsewhere.

      11.   CONFIDENTIAL INFORMATION.

            During the term of this Agreement, the Company shall provide Employee with initial and ongoing confidential information and trade secrets of the Company and the Company's clients (hereinafter referred to as "CONFIDENTIAL INFORMATION"). For purposes of this Agreement, Confidential Information includes, but is not limited to:


EMPLOYMENT AGREEMENT * BYRON HUDSON                                            9

            a. Software or other technology developed by the Company, any research data or other documentation related to the development of such software/technology and software source codes;

            b.    Customer lists and prospect lists developed by the Company;

            c. Information regarding the Company's customers, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer;

            d. Information related to the Company's business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, billing information, Employee lists, business plans, sales, profits, and other business and financial information of the Company;

            e. Training materials developed by and provided to Employee by the Company;

            f. Any other information which Employee acquired as a result of his/her employment with the Company and which Employee has a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.

      Employee understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have this information, and that the Company would be harmed if the Confidential Information were disclosed.

      12. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Employee agrees to hold all Confidential Information of the Company in trust for the Company and will not: (a) use the information for any purpose other than the benefit of the Company or in furtherance of the Company's business; or (b) disclose to any person or entity any Confidential Information of the Company except as necessary during Employee's employment with the Company to perform


EMPLOYMENT AGREEMENT * BYRON HUDSON                                           10
services on behalf of the Company. Employee will also take reasonable steps to safeguard such Confidential Information and prevent its disclosure to unauthorized persons.

      13. RETURN OF COMPANY PROPERTY AND INFORMATION. Upon termination of employment, or at any earlier time as directed by the Company, Employee shall immediately deliver to the Company any and all Confidential Information in Employee's possession, any other documents or information which Employee acquired as a result of his/her employment with the Company, and any copies of such documents/information. Employee shall not retain any originals or copies of any documents or materials related to the Company's business which Employee came into possession of or created as a result of his/her employment at the Company. Employee acknowledges that such information, documents and materials are the exclusive property of the Company.

      14. NOTICES. All notices or other instruments or communications provided for in this Agreement shall be in writing and signed by the party giving same and shall be deemed properly given if delivered in person, including delivery by overnight courier, or if sent by registered or certified United States mail, postage prepaid, addressed to such party at the address listed below. Each party may, by written notice to the other party, specify any other address for the receipt of such notices, instruments or communications.

      15. DISPUTE RESOLUTION. All disputes and claims between the parties to this Agreement involving the construction or application of any of the terms, covenants or conditions of this Agreement that are not resolved pursuant to an agreement of the parties shall be arbitrated before the American Arbitration Association ("AAA"), upon the written notice of a party to the other party in writing. The arbitration of such disputes before the AAA will proceed pursuant to the AAA's Commercial Arbitration Rules then in effect. Judgment upon any arbitration award may be entered in any court or other tribunal having jurisdiction thereof, and the parties hereby consent to the jurisdiction of such courts for this purpose. If the parties cannot agree upon an


EMPLOYMENT AGREEMENT * BYRON HUDSON                                           11
arbitrator, one shall be appointed by the AAA. The arbitrator's award shall be binding and in writing. All arbitration proceedings shall be conducted in Cedar Rapids, Iowa. Notwithstanding the above, in the event of a breach of this Agreement by Employee, the Company shall be entitled to seek injunctive relief from a court of competent jurisdiction to enforce this Agreement or prevent conduct in violation of this Agreement. Any fees and expenses charged by the AAA or its designated arbitrators shall be shared equally by the parties to this Agreement. The parties to this Agreement shall bear their own attorneys' fees.

      16.   MISCELLANEOUS.

            a. SECTION HEADINGS. The section headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            b.    ASSIGNMENT.  Subject to the condition  that this  Agreement is not assignable by either party without the prior written consent of the other party, the terms and provisions of this Agreement shall inure to the benefit of, and shall be binding on, the parties hereto, the Company's subsidiaries, partners, affiliates and such parties respective heirs, representatives, successors and assigns.

            c. ENTIRE AGREEMENT. This Agreement supersedes all other agreements, either oral or in writing, between the parties of this Agreement, including, but not limited to, the employment agreement entered into by the parties effective February 1, 2001. This Agreement contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to such employment. Any such prior agreements are hereby terminated without obligation for any payments otherwise due thereunder.

            d. SEVERABILITY. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any arbitrator or court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or


EMPLOYMENT AGREEMENT * BYRON HUDSON                                           12
unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

            e. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

            f. AMENDMENTS. Except as otherwise provided herein, amendments or modifications may be made to this Agreement only with the written approval of both parties, and any alleged amendment or modification herein which is not so approved shall not be effective as to either party.

            g.    REFORMATION.  In the  event  that any  arbitrator  or court of competent jurisdiction holds any restrictions in this Agreement to be unreasonable and/or unenforceable as written, the court or arbitrator may reform the Agreement to make it enforceable, and the Agreement shall remain in full force and effect as reformed by the arbitrator or court.

            h. NO WAIVER. Failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege conferred by this Agreement, or the waiver by a party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

            i. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Employee, the Company and any parents, subsidiaries, affiliated companies, successors or assigns of the Company.


EMPLOYMENT AGREEMENT * BYRON HUDSON                                           13

            j. GOVERNING LAW. This Agreement has been made under and shall be governed by the laws of the State of Iowa.

            k. AUTHORIZATION BY COMPANY'S BOARD OF DIRECTORS. This Agreement has been authorized by a Resolution of the Board of Directors of the Company.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the 22nd day of September, 2004.

                                                 AMERICAN PALLET LEASING, INC.

                                        By:
                                           -------------------------------------
                                             TIMOTHY BUMGARNER, CHAIRMAN & CEO

                                        By:
                                           -------------------------------------
                                             JAMES CRIGLER, DIRECTOR OF APL

                                             EMPLOYEE:

                                        By:
                                           -------------------------------------
                                             BYRON HUDSON, CFO


EMPLOYMENT AGREEMENT * BYRON HUDSON                                           14

                                   EXHIBIT "A"
                                   -----------

      For the purposes of calculating the bonus referred to in Paragraph 3 of the Employment Agreement, Net Profit will be defined as cash receipts from revenue, less cost of sales, less general and administrative expense (GA), before taxes.


EMPLOYMENT AGREEMENT * BYRON HUDSON                                           15
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                                   EXHIBIT "B"
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Section 162(m) of the Internal Revenue Code generally  disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Executive Compensation Committee believes that it is generally in the Company's best interest to attempt to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute's requirements. However, the Executive Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet
Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Board, the Executive Compensation Committee have expressly reserved the authority to award non-deductible compensation in appropriate circumstances. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.


EMPLOYMENT AGREEMENT * BYRON HUDSON                                           16